EXHIBIT 10(a)
SEPARATION AGREEMENT
     The following is an agreement (the “Agreement”) by and between Terry S. Jacobs (“Executive”) and Regent Communications, Inc., a Delaware corporation (“Company”) regarding Executive’s retirement from the Company. Company and Executive are sometime referred to collectively as the “parties” and individually as a “party.”
Recitals:
     A.      Executive is employed by Company as Chairman and Chief Executive Officer pursuant to an Executive Employment Agreement (the “Employment Agreement”) effective as of January 1, 2004; and
     B.      Executive has announced his intention to retire from the Company; and
     C.      Executive and Company have reached an agreement with respect to all matters related to Executive’s retirement and cessation of employment by Company.
     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Company and Executive agree as follows:
     1.      Retirement Date. Executive’s last day of employment by Company will be September 1, 2005 (the “Retirement Date”). Executive hereby resigns his position as Chairman and Chief Executive Officer of the Company and, except as provided in Section 8, all other positions that he holds with Company and any of its subsidiaries and their affiliates, effective as of the Retirement Date.
     2.      Employment Agreement. Executive and Company agree that effective as of the Retirement Date the Employment Agreement shall be superseded by this Agreement and have no further force or effect except for those restrictive covenants that by their terms survive termination and continue in effect, consisting of Section 3.1 (Non-Competition), Section 3.2 (Non-Solicitation), Section 4.1 (Non-Inducement), Section 4.2 (Non-Disclosure), Section 6 (Remedies) and Section 17 (Additional Obligations) (the “Surviving Covenants”) provided that the restrictions imposed upon Employee in Sections 3.1, 3.2 and 4.1 of the Employment Agreement shall apply for a period of one year following the Retirement Date. Executive expressly agrees to abide by all such Surviving Covenants, which are incorporated herein by reference, for the periods specified in the Employment Agreement except as modified in this Section 2, and further agrees that Company shall be entitled to the remedies for a breach or threatened breach of the Surviving Covenants as provided for in the Employment Agreement. Notwithstanding Section 4.1 of the Employment Agreement, the Company agrees that the Executive shall be permitted to hire after the Retirement Date his current administrative assistant.
     3.      Separation Payments and Benefits. Provided that Executive fulfills his obligations as set forth in this Agreement, and provided further that on or after the Retirement Date Executive has signed a General Release substantially in the form and substance as set forth in Exhibit A, which General Release has been delivered to Company and, by its terms, has become effective, Company agrees as follows:
          (a)      Severance Pay.
                    (i)      Company will pay Executive the amount that was payable pursuant to section 2.6(c)(i) of the Employment Agreement; that is, his current base salary for the period commencing on the day following the Retirement Date and continuing through and until August 31, 2006 as severance pay.
                    (ii)      Company will also pay Executive his current base salary for the period commencing September 1, 2006 and continuing through and until December 31, 2006 as severance pay.
                    (iii)      The amounts under (i) and (ii) above shall be payable in regular installments in accordance with Company’s general payroll practices for salaried employees.
          (b)      Annual Bonus. The Company will pay Executive a bonus of $156,000. Said bonus will be paid to Executive in cash immediately upon the effective date of the General Release provided that the effective date of the General Release is on or before March 15, 2006. If the effective date of the General Release is after March 15, 2006, then the bonus will be paid at a later date to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended. The Company and Executive agree that no other bonuses shall be awarded to Executive for the year ending December 31, 2005.
          (c)      Stock Options. Executive currently has options to purchase additional shares of common stock of the Company which have been granted to him pursuant to the terms of the Company’s 1998 Management Stock Option Plan (the “Plan”). The Company will accelerate the vesting of all such unvested options as of the Retirement Date and that all such options granted to Executive pursuant to the Plan shall remain in full force and effect in accordance with the terms thereof. In addition, notwithstanding anything to the contrary in the Plan or in any grant or option with respect to the time period within which Executive must exercise the option following the cessation or termination of employment, Executive shall have the right to exercise any such option during the stated term of the grant or option. Executive agrees that Company has not made, and that he is not relying upon, any representation by Company regarding the tax consequences of the provisions set forth in this Agreement and/or the exercise of any option.
          (d)      Life Insurance. Executive may purchase from Company any life insurance policy or policies which the Company obtained on the life of Executive by paying to Company an amount equal to the actual premiums thereon previously paid by Company. In the event that Executive wishes to purchase such policy or policies, he shall notify and pay the Company the required amount on or before the Retirement Date.
          (e)      Post Retirement Benefits. For a period of twelve (12) months following the Retirement Date (the “Continuation Period”) the Company shall, at its expense and in accordance with the means described below, continue on behalf of Executive and his dependents and beneficiaries (to the same extent provided to the dependents and beneficiaries prior to Executive’s retirement) the life insurance, medical, dental, and hospitalization benefits provided

(i) to Executive by the Company at any time within ninety (90) days preceding such retirement, or (ii) to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 3(e) during the Continuation Period shall be no less favorable to Executive and his dependents and beneficiaries, than the most favorable of such coverages and benefits set forth in clauses (i) and (ii) above. The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide Executive hereunder as long s the aggregate coverages and benefits of the combined benefit plans are no less favorable to Executive than the coverages and benefits required to be provided hereunder. This Section 3(e) shall not be interpreted so as to limit any benefits to which Executive or his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the cessation of Executive’s employment, including without limitation, qualified and nonqualified retirement plans, retiree medical life insurance benefits. With respect to the continuation of medical and dental coverage for Executive and his dependents as provided herein, beginning on the Retirement Date, Executive shall be eligible to elect COBRA continuation coverage under the group medical and dental plan in which Executive was enrolled immediately prior to the Retirement Date. If Executive elects COBRA continuation coverage, upon submission by Executive of an appropriate receipt of the applicable premium payment, Company shall immediately reimburse Executive for the cost of continuation coverage during the Continuation Period and Executive shall be responsible for any and all premiums for the remaining continuation coverage. Executive’s Continuation Period shall count toward the period during which the Company must offer COBRA continuation coverage to Executive and his beneficiaries.
          (f)      Purchase of Shares. Notwithstanding any provision in the Employment Agreement to the contrary, Company shall not exercise its right to repurchase from Executive all, or any, shares of the Company’s common stock, or any stock options to acquire common stock, beneficially owned by Executive as of the Retirement Date. The Company has agreed to purchase up to a maximum of 200,000 shares of the Company’s common stock owned by Executive that Executive offers to sell to Company at any time prior to the Retirement Date at fair market value, as defined in the Employment Agreement, as of the Retirement Date. Any such repurchase shall be consummated promptly following the Retirement Date, subject to any blackout periods then in effect with respect to the Company’s directors and executive officers.
          (g)      Computer; Personal Property. The Company shall provide or purchase for Executive a computer with a capacity and features comparable to the computer Executive has been furnished by Company in connection with his position as Chairman and Chief Executive Officer. Executive agrees that he will not transfer to or install on such computer any Company-licensed programs or Company-related files and information. Company will provide Executive reasonable assistance in removing his personal property (including office furniture) from Company’s executive offices on or before the Retirement Date at a date and time mutually agreed upon, and the Company will pay the reasonable moving expenses of Executive in moving such property.
          (h)      Expenses. The Company will reimburse Executive for all reasonable business expenses incurred by Executive in accordance with Company policy through the

Retirement Date upon submission of a final expense report. The Company will pay Executive’s reasonable attorneys fees in connection with the review and execution of this Agreement in an amount not to exceed $3,500.
                    (i)      Deferred Compensation Plan. The Company will pay Executive his account balance under the Regent Communications, Inc. Deferred Compensation Plan (“DCP”) as of December 31, 2004 which is $76,086.08 in accordance with the terms of the DCP. The remainder of Executive’s account balance under the DCP shall be paid in accordance with the terms of the DCP or at a later date to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended.
     4.      Indemnification. The Company shall indemnify and defend Executive from and against all claims and causes of action which arose prior to the Retirement Date asserted against Executive by third parties by reason of his actions or omissions as an executive officer of the Company to the extent permitted by law, the Company’s Certificate of Incorporation or Bylaws. For a period of four (4) years following the Retirement Date, Company affirms that it will not cancel any coverage for Executive that exists under any director and officer liability insurance policy maintained by the Company and will not discriminate against Executive vis-à-vis other officers and former officers in any purchase or renewal of any such policy or any purchase of an extended reporting period under a policy that is not renewed.
     5.      Executive’s Obligations. In consideration of the payments and benefits provided in Section 3 above, Executive will:
               (a)      transfer his responsibilities as Chairman and Chief Executive Officer before the Retirement Date in an appropriate manner and take such actions as are necessary to assure a smooth transition;
               (b)      not represent or bind the Company or enter into any agreement on behalf of the Company at any time without the prior approval of another executive officer of the Company or the Company’s Board of Directors;
               (c)      return to the Company on or before his Retirement Date his Company credit card(s), identification card, and office keys;
               (d)      return to the Company on or before the Retirement Date, all other Company property and materials, including but not limited to all files, books, documents, records and memoranda, and repay all outstanding cash advances. Executive will also file a final expense report within a reasonable period of time after the Retirement Date, if he has any unreimbursed expenses;
               (e)      not undertake to purchase, or to solicit the purchase, of additional shares of the Company’s common stock other than for exercises of his existing stock options and open market purchases made by Executive in the normal course of his personal investment portfolio consistent with his past practices;
               (f)      fully cooperate and assist the Company with any litigation matters or regulatory or agency proceedings for which his testimony or cooperation is requested by

Company following the Retirement Date, provided that he is reimbursed for any reasonable and necessary expenses incurred as a result of his cooperation and assistance;
               (g)      sign all necessary resignations from the Boards of Directors and/or officer positions of the Company and its subsidiaries and affiliates but he shall be deemed to have resigned any such position as of the Retirement Date in any event;
               (h)      for as long as Executive is receiving severance payments hereunder or serves on the Board of Directors, continue to comply with the Company’s Insider Trading Policy, Code of Ethics and all other Company policies and procedures applicable to Directors of the Company; and
                    (i)      comply with all of the Surviving Covenants.
     6.      Mutual Nondisparagement.
               (a)      Executive’s Covenant. Following the effective date of this Agreement, the Executive shall not make, participate in the making of, or encourage or facilitate any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass or adversely affect the morale of, Company, its subsidiaries and their affiliates or any of their respective present, former or future directors, officers, executives, employees and/or shareholders.
               (b)      Company’s Covenant. Following the effective date of this Agreement, the Company shall not and shall instruct the members of its Board of Directors, Section 16(b) officers and other officers who are Vice Presidents and above not to make, participate in the making of, or encourage or facilitate any employees or any other person to make, any statements, written or oral, which criticize, disparage, or defame the reputation of, or which are intended to embarrass, the Executive.
     7.      Confidentiality. Executive understands that the Company is required to describe the material terms of this Agreement in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission within four (4) business days after this Agreement is signed by the Executive and the Company, and that the Company will attach this Agreement in its entirety as an Exhibit to such public filing. Until such filing is made, Executive will hold in confidence, and will not disclose to anyone, any of the terms of separation other than immediate family members, attorneys and other professional advisors.
     8.      Board of Directors. Effective as of the Retirement Date, Employee shall serve as Vice Chairman of the Board of Directors subject to and in accordance with the same terms and conditions, including those provisions related to the removal of a Director from the Board, as are applicable to other Board members generally. Executive understands and agrees that the Nominating and Corporate Government Committee of the Company’s Board of Directors has no obligation to nominate Executive for re-election to the Board of Directors after the expiration of his current term and that, if nominated, no stockholder of the Company has any obligation to vote in favor of his election.

     9.      Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.
     10.      No Mitigation; No Offset. Except as may otherwise be provided in this Agreement, in no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable under this Agreement. There shall be no offset by the Company against the Executive’s entitlements under this Agreement for any compensation or other amounts that he earns from subsequent employment or engagement of his services or on account of any claim that the Company may have against him.
     11.      Remedies.
               (a)      Arbitration. Except as otherwise provided herein, the Executive and the Company agree that any and all disputes between the Executive and the Company and its subsidiaries and affiliates, or their respective employees, officers, directors, agents, successors or assigns, which relate to, arise out of or pertain to the Executive’s employment, retirement from employment or this Agreement shall be submitted to and resolved by final and binding arbitration. The arbitration shall be instead of any civil litigation; this means that the Executive and the Company are each waiving any rights to a jury trial.
               (b)      Jury Trial Waiver. The Executive and the Company expressly understand and agree that there will be no court or jury trial of disputes between them arising out of or in connection with this Agreement, the Executive’s employment or retirement from employment, including, but not limited to, claims under federal, state or local laws prohibiting employment discrimination. The only disputes not covered by this agreement to arbitrate are actions for injunctive relief brought by either the Executive or the Company and/or its subsidiaries and affiliates as provided in Section 11(e) of this Agreement. Furthermore, claims for benefits under any ERISA-governed employee benefit plan(s), shall be resolved pursuant to the claims procedures under such benefit plans, notwithstanding this agreement to arbitrate.
               (c)      Rules of Arbitration. All disputes between the parties which are covered by this agreement to arbitrate and which cannot be resolved within two weeks after a demand for direct negotiation between the parties shall be submitted to binding arbitration in Cincinnati, Ohio under the Commercial Arbitration Rules of the American Arbitration Association before a panel of three (3) neutral arbitrators selected under such Rules. Each party agrees to bear his or its own attorneys’ fees and costs in connection with such arbitration.
               (d)      Binding Effect of Arbitration. The Executive and the Company knowingly and voluntarily agree to this arbitration provision. A decision in arbitration shall be final and binding. Any action to confirm an arbitration award hereunder must be filed in a court having jurisdiction and located in the Commonwealth of Kentucky or in the State of Ohio; provided that both parties stipulate that personal jurisdiction exists over them in the Commonwealth of Kentucky.
               (e)      Injunctive Relief. Executive agrees that in the event of any actual or threatened breach by him of any of the Surviving Covenants, including those specifically set forth in Sections 3 and 4 of the Employment Agreement, or the restrictive covenants set forth in this Agreement, including specifically Sections 5(d), 5(e) and 6, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. In such event, the periods of time referred to in Section 3 and 4 shall be deemed extended for a period equal to the respective period during which Employee is in breach thereof, in order to provide for injunctive relief and specific performance for a period equal to the full term thereof. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.
     12.      Release. Provided that Executive has signed and delivered to Company a General Release substantially in the form and substance of Exhibit A on or after the Retirement Date which by its terms has become effective and is in compliance with the material terms of this Agreement, Company releases Executive, his heirs, executors, administrations or assigns from any and all claims, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorney fees, or liabilities of any nature whatsoever in law and in equity, both past and present through the Retirement Date, whether known or unknown, suspected, or claimed which Company may have against Executive which arise out of or are connected with Executive’s employment by Company except that this release shall not apply to any act that is determined to be a criminal act under any federal, state or local law committed or perpetrated by Executive during the course of his employment.
     13.      Binding Effect. This Agreement shall bind and be for the benefit of the Executive’s heirs, executors, administrators, personal representatives, spouse, dependents, successors and assigns.
     14.      Non-Admission. This Agreement shall not be construed as an admission by either party of any wrongdoing or any violation of any federal, state or local law, regulation or ordinance, and the parties specifically disclaim any wrongdoing or violation.
     15.      Assignability. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Executive, his beneficiaries or legal representatives, without the prior written consent of an officer of the Company.
     16.      Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any other written or oral promises concerning the subject matter of this Agreement except as expressly stated otherwise herein, provided that this Agreement shall be without prejudice to any benefits that Executive may be entitled as a terminated employee under any 401(k) or retirement plan in which he was a participant as of the effective date of this Agreement in accordance with the terms and conditions of any such plan. The terms of this Agreement may not be modified other than in a writing signed by the parties.
     17.      Governing Law. This Agreement shall in all respects be interpreted, enforced and governed by the laws of the Commonwealth of Kentucky without giving effect to provisions thereof regarding conflict of laws.

     18.      Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

     In witness whereof, the parties have entered into this Agreement as of this 1st day of September, 2005.

/s/ TERRY S. JACOBS
Terry S. Jacobs

REGENT COMMUNICATIONS, INC.
By:	/s/ ANTHONY A. VASCONCELLOS
	Name:	Anthony A. Vasconcellos
	Title:	Executive Vice President and Chief Financial Officer

Exhibit A
GENERAL RELEASE
     I, Terry S. Jacobs, in consideration of and subject to the performance by Regent Communications, Inc., a Delaware corporation (the “Company”), of its material obligations under the Separation Agreement, entered into as of August 31, 2005 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company, its subsidiaries and their affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company, its subsidiaries and their affiliates and their direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.
1.	I understand that the Company’s commitments and obligations as set forth in the Agreement represent, in part, consideration for signing this General Release and include additional benefits and commitments to which I was not already entitled. I understand and agree that I will not receive the payments and benefits specified in the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.
2.	I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my retirement from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Sarbanes-Oxley Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights laws, or under any other local, state or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, negligent or intentional infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claim” or “Claims”).
3.	I represent that I have made no assignment or transfer of any Claim covered by paragraph 2 of this General Release.
4.	I acknowledge and agree that my retirement from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or

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action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967, as amended).
5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.
6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, the Released Parties or myself of any improper or unlawful conduct.
7.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement.
8.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(a)	I HAVE READ IT CAREFULLY;

(b)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

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(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO;

(e)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON AUGUST 31, 2005, TO CONSIDER IT;

(f)	THE CHANGES TO THE AGREEMENT SINCE AUGUST 31, 2005 EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGE OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: September 1, 2005	/s/ TERRY S. JACOBS Terry S. Jacobs

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